EXHIBIT B

OFFER TO PURCHASE

WELLS FARGO MULTI-STRATEGY 100 TEI FUND I, LLC

c/o 333 MARKET STREET, 29TH FLOOR

SAN FRANCISCO, CA 94105

OFFER TO PURCHASE INTERESTS

DATED AUGUST 28, 2008

LETTERS OF TRANSMITTAL MUST BE

RECEIVED BY PNC GLOBAL INVESTMENT SERVICING

BY SEPTEMBER 25, 2008.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT

12:00 midnight, EASTERN TIME, ON SEPTEMBER 25, 2008,

UNLESS THE OFFER IS EXTENDED

To the Members of

Wells Fargo Multi-Strategy 100 TEI Fund I, LLC:

Wells Fargo Multi-Strategy 100 TEI Fund I, LLC, a closed-end, non-diversified, management investment company organized as a Delaware limited liability company (the “Fund”), is offering to purchase for cash and/or in-kind distributions on the terms and conditions set out in this offer to purchase (this “Offer to Purchase”) and the related Letter of Transmittal (which, together with this Offer to Purchase, constitutes the “Offer”) an amount of Interests or portions of Interests up to $876,941.03 of the net assets of the Fund.  The Fund seeks to achieve its investment objective by investing substantially all of its assets in interests in Wells Fargo Multi-Strategy 100 Master Fund I , LLC, a Delaware limited liability company (the “Master Fund”).  The investment adviser of the Master Fund is Wells Fargo Alternative Asset Management, LLC.  The Offer is being made pursuant to tenders by members of the Fund (“Members”) at a price equal to the net asset value of the tendered Interests as of October 31, 2008 (or at a later date determined by the Fund if the Offer is extended) (in each case, the “Valuation Date”).  As used in the Offer, the term “Interest” or “Interests” refers to the outstanding units of interests in the Fund representing beneficial interests in the Fund, and includes all or any portion of a Member’s Interest as the context requires.  Members that desire to tender an Interest for purchase must do so by 12:00 midnight, Eastern Time on September 25, 2008 (the “Initial Notice Due Date”), subject to any extension of the Offer made in the absolute discretion of the Fund’s board of managers (the “ Board of Managers ”) .  The later of the Initial Notice Due Date or the latest time and date that the Fund designates as the deadline for Members to tender an Interest for purchase is called the “Notice Due Date” and is the date upon which the Offer expires.  If the Fund elects to extend the tender period, the net asset value of the Interests tendered for purchase will be determined at the close of business on a day determined by the Fund and notified to the Members.   The Fund may find it necessary to liquidate a portion of its interests in the Master Fund.  Because interests in the Master Fund may not be transferred, the Fund may withdraw a portion of its interests in the Master Fund only pursuant to a simultaneous tender offer by the Master Fund.  As a result, any extension of the tender period with respect to the Offer may, under certain circumstances, only be made in conjunction with an identical extension of the simultaneous tender offer conducted by the Master Fund.   Interests are not traded on any established trading market and are subject to strict restrictions on transferability pursuant to the Fund’s Limited Liability Agreement dated as of May 15, 2008 (as it may be amended, modified or otherwise supplemented from time to time, the “LLC Agreement”).

Members should realize that the value of the Interests tendered in the Offer likely will change between the last time net asset value was calculated and the Valuation Date when the value of the Interests tendered to the Fund for purchase will be determined.  Members tendering their Interest should also note that they will remain Members in the Fund, with respect to the Interest tendered and accepted for purchase by the Fund, through the Valuation Date, when the net asset value of their Interest is calculated.  Any tendering Members that wish to obtain the estimated net asset value of their Interests in connection with the repurchase should contact the Tender Offer Administrator at PNC Global Investment Servicing (“PNC”), the Fund’s Administrator, at (800) 305-0816 or at Wells Fargo Multi-Strategy 100 TEI Fund I, LLC, c/o PNC Global Investment Servicing at P.O. Box 219, Claymont, DE 19703, Attention:  Tender Offer Administrator, Monday through Friday, except holidays, during normal business hours of 9:00 a.m. to 5:00 p.m. (Eastern Time).

Members desiring to tender all or any portion of their Interest in accordance with the terms of the Offer should complete and sign the enclosed Letter of Transmittal and send or deliver it to PNC in the manner set out below.

Important

None of the Fund, its investment adviser, Wells Fargo Alternative Asset Management (the “Investment Adviser”), or the Board of Managers makes any recommendation to any Member whether to tender or refrain from tendering Interests.  Members must make their own decisions whether to tender Interests, and, if they choose to do so, the portion of their Interests to tender.

Because each Member’s investment decision is a personal one, based on financial circumstances, no person has been authorized to make any recommendation on behalf of the Fund as to whether Members should tender Interests pursuant to the Offer.  No person has been authorized to give any information or to make any representations in connection with the Offer other than those contained herein or in the Letter of Transmittal.  If given or made, such recommendation and such information and representations must not be relied on as having been authorized by the Fund, the Investment Adviser, or the Board of Managers.

This transaction has not been approved or disapproved by the Securities and Exchange Commission (“SEC”) nor has the SEC or any state securities commission passed on the fairness or merits of such transaction or on the accuracy or adequacy of the information contained in this document.  Any representation to the contrary is unlawful.

Questions and requests for assistance and requests for additional copies of the Offer may be directed to:

Wells Fargo Multi-Strategy 100 TEI Fund I, LLC

c/o PNC Global Investment Servicing

P.O. Box 219

Claymont, DE 19703

Attention:  Tender Offer Administrator

Phone:  (800) 305-0816

Fax:  (508) 599-7836

TABLE OF CONTENTS

1. Summary Term Sheet	1
2. Background and Purpose of the Offer	2
3. Offer to Purchase and Price	3
4. Amount of Tender	4
5. Procedure for Tenders	4
6. Withdrawal Rights	5
7. Purchases and Payment	5
8. Certain Conditions of the Offer	7
9. Certain Information About the Fund	7
10. Certain Federal Income Tax Consequences	8
11. Miscellaneous	8

1.

SUMMARY TERM SHEET

This Summary Term Sheet highlights certain information concerning the Offer.  To understand the Offer fully and for a more complete discussion of the terms and conditions of the Offer, please read carefully this entire Offer to Purchase and the related Letter of Transmittal.  Section references are to this Offer to Purchase.

•

The Fund (referred to as “we” or the “Fund” in this Summary Term Sheet) is offering to purchase Interests in an amount up to $876,941.03 of the net assets of the Fund.  We will purchase your Interests at their net asset value (that is, the value of the Fund’s total assets minus its total liabilities, including accrued fees and expenses, multiplied by the proportionate interest in the Fund you desire to tender, after giving effect to all allocations) calculated as of the Valuation Date.  The net asset value of Interests will be calculated for this purpose as of October 31, 2008 or, if the Offer is extended, as of any later Valuation Date.  The Offer will remain open until 12:00 midnight, Eastern Time, on September 25, 2008 (or, if the Offer is extended, until any later Notice Due Date), at which time the Offer is scheduled to expire.  The Fund may find it necessary to liquidate a portion of its interests in the Master Fund.  Because interests in the Master Fund may not be transferred, the Fund may withdraw a portion of its interests in the Master Fund only pursuant to a simultaneous tender offer by the Master Fund.  As a result, any extension of the tender period with respect to the Offer may only be made in conjunction with an identical extension of the simultaneous tender offer conducted by the Master Fund.

•

The Fund reserves the right to adjust the Valuation Date to correspond with any extension of the Offer.  The Fund will review the net asset value calculation of the Interests during the Fund’s audit for the fiscal year ending on or after the Valuation Date, which the Fund expects will be completed by the end of March 2009.

•

A Member may tender its entire Interest or a portion of its Interest.  See Section 4.

•

If you tender your Interest and we purchase that Interest, upon the expiration of the Offer, we will identify an amount of any underlying hedge fund securities being liquidated and cash approximately worth an amount equal to the net asset value of the Interest tendered and accepted for repurchase (valued in accordance with the LLC Agreement) determined as of October 31, 2008 (or, if the Offer is extended, the net asset value determined on the Valuation Date).

•

If your Interests are accepted for purchase according to the Offer, you will receive a payment in cash and/or in-kind distributions (valued according to the LLC Agreement) equal to 100% of the estimated unaudited net asset value of the Interest.  The payment will be paid to you approximately, but no earlier than, thirty (30) days after the Valuation Date.

•

A Member who tenders for repurchase only a portion of the Member's Interests is required to maintain a capital account balance of at least $25,000.  If a Member tenders a portion of the Member's Interests and the repurchase of that portion would cause the Member's capital account balance to fall below this required minimum, the Fund reserves the right to reduce the portion of Interests to be purchased from the Member so that the required minimum balance is maintained or to repurchase all of such Member’s Interests.

•

If we accept the tender of your Interest, we will pay you in the form of cash distributions equal to the value of the Interest repurchased; however, in the sole discretion of the Board of Managers, the proceeds of repurchases may be paid by the in-kind distribution of securities held by the Fund, or partly in cash and partly in-kind.  See Section 7.

•

If you desire to tender an Interest for purchase, you must do so by 12:00 midnight, Eastern Time, on September 25, 2008 (or, if the Offer is extended, by any later Notice Due Date), at which time the Offer is scheduled to expire.  Until that time, you have the right to change your mind and withdraw any tenders of your Interest.  Interests withdrawn may be re-tendered, however, provided that such tenders are made before the Notice Due Date by following the tender procedures described herein.  If the Fund has not yet accepted your tender of an Interest on or prior to October 23, 2008 (i.e., the date 40 business days from the commencement of the Offer), you will also have the right to withdraw the tender of your Interest after such Notice Due Date.  See Section 6.  To request a form of withdrawal notice, please contact the Fund, the contact in formation for which can be found in Section 9 below.

•

If you would like us to purchase your Interest, you should complete, sign and either (i) mail (via certified mail, return receipt requested) or otherwise deliver the Letter of Transmittal, enclosed with the Offer, to Wells Fargo Multi-Strategy 100 TEI Fund I, LLC c/o PNC Global Investment Servicing, P.O. Box 219, Claymont, DE 19703, Attention: Tender Offer Administrator; or (ii) fax it to PNC at (508) 599-7836, Attention: Tender Offer Administrator, so that it is received before 12:00 midnight, Eastern Time, on September 25, 2008.  IF YOU CHOOSE TO FAX THE LETTER OF TRANSMITTAL, YOU MUST MAIL THE ORIGINAL LETTER OF TRANSMITTAL TO PNC PROMPTLY AFTER YOU FAX IT (ALTHOUGH THE ORIGINAL, IF FAXED, DOES NOT HAVE TO BE RECEIVED BY MAIL BEFORE 12:00 midnight, EASTERN TIME, ON SEPTEMBER 25, 2008).  The information required to be submitted to tender Interests, or t o withdraw a tender of Interests, may be submitted electronically by Members who hold an account at Wells Fargo Bank and initially subscribed to the Fund via a batched or grouped electronic submission.  All tenders and withdrawals of Interests, whether submitted by mail, fax or in electronic form, will be treated equally and will be subject to all of the terms and conditions described herein.  See Section 5.  The value of your Interests may change between the last time net asset value was calculated and the Valuation Date when the value of the Interests being purchased will be determined.  See Section 3.

•

As of August 1, 2008, there were approximately $35,077,641.30 of Interests issued and outstanding.  If you would like to obtain the estimated net asset value of your Interest, which we calculate from time to time, based upon the information we receive from the managers of the investment funds in which we invest, you may contact the Tender Offer Administrator at PNC at (800) 305-0816 or at the address listed on the cover page of the Letter of Transmittal, Monday through Friday, except holidays, during normal business hours of 9:00 a.m. to 5:00 p.m. (Eastern Time).  See Section 3.

2.

BACKGROUND AND PURPOSE OF THE OFFER.

The purpose of the Offer is to provide liquidity to the Members that hold Interests in the Fund, as contemplated by and in accordance with the procedures set out in the Fund’s registration statement on Form N-2 (as it may be amended, modified or otherwise supplemented from time to time, the “Registration Statement”), and the LLC Agreement.  The Registration Statement and the LLC Agreement provide that the Board of Managers has the discretion to determine whether the Fund will purchase Interests from time to time from Members pursuant to written tenders, and that one of the factors the Board of Managers will consider in making such determination is the recommendations of the Investment Adviser.  The Registration Statement also states that the Investment Adviser expects that it will recommend to the Board of Managers that the Fund offer to repurchase Interests from Member s quarterly each year.  The Fund commenced operations as a registered investment company on August 1, 2008.

Because there is no secondary trading market for Interests and transfers of Interests are subject to significant transfer restrictions, the Board of Managers has determined to cause the Fund to make the Offer, after consideration of various matters, including but not limited to those set out in the Registration Statement and the LLC Agreement and the recommendations of the Investment Adviser.  While the Investment Adviser intends to recommend to the Board of Managers that the Fund offer to repurchase Interests, or portions of them, on a quarterly basis each year, the Board of Managers is under no obligation to follow such recommendations.

The purchase of Interests pursuant to the Offer will have the effect of increasing the proportionate interest in the Fund of Members that do not tender Interests.  Members that retain their Interests may be subject to increased risks due to the reduction in the Fund’s aggregate assets resulting from payment for the Interests tendered.  These risks include the potential for greater volatility due to a more limited portfolio.  The Fund believes, however, that this result is unlikely given the nature of the Fund’s investment program.  A reduction in the aggregate assets of the Fund may result in Members that do not tender Interests bearing higher costs to the extent that certain expenses borne by the Fund are relatively fixed and may not decrease if assets decline.  These effects may be reduced or eliminated to the extent that additional subscriptions for Interests are made by new and existing Members from time to time.  Payment for Interests purchased pursuant to the Offer may also require the Fund to tender a portion of its Interest in the Master Fund pursuant to a simultaneous tender offer by the Master Fund.  Such a tender by the Fund of its Interest in the Master Fund could result in the Investment Adviser being required to raise cash to accommodate the tender by liquidating portfolio holdings, potentially resulting in losses or increased investment related expenses for the Master Fund.  In addition to its own operating expenses, the Fund bears a pro rata portion of the operating expenses of the Master Fund.

Interests that are tendered to the Fund in connection with the Offer will be retired.  The Fund currently expects that it will accept subscriptions for Interests as of the first day of each month, but is under no obligation to do so, and may do so more frequently as determined by the Investment Adviser.

The tender of an Interest by a Member will not affect the record ownership of such Member for purposes of voting or entitlement to any distributions payable by the Fund unless and until such Interest is purchased.  You should also realize that although the Offer is scheduled to expire on September 25, 2008 (unless it is extended), you will remain a Member of the Fund with respect to the Interest you tendered that is accepted for purchase by the Fund through the Valuation Date.

3.

OFFER TO PURCHASE AND PRICE.

The Fund will, on the terms and subject to the conditions of the Offer (including a pro rata reduction in the number of tendered Interests which will be accepted by the Fund in the event that the Master Fund correspondingly accepts its tendered interests on a pro rata basis, as described in Section 4 below), purchase an amount of Interests up to $876,941.03 of the net assets of the Fund that are tendered by Members by 12:00 midnight, Eastern Time, on September 25, 2008 (or, if the Offer is extended, by any later Notice Due Date), and not withdrawn (as provided in Section 6 below) prior to the Notice Due Date.  The Fund reserves the right to extend, amend or cancel the Offer as described in Sections 4 and 8 below.  The value of the Interests tendered for purchase will be their net asset value as of October 31, 2008 or, if the Offer is extended, as of any later Valuation Date, payable as set out in Section 7.  For Members tendering only a portion of their Interests and who are existing Members at the time the Fund’s accountants complete the Fund’s next annual audit, any final adjustments to the value of Fund Interests will be reflected in the audited net asset value of all Fund Interests tendered, determined as of the Valuation Date.  Because the Fund may only withdraw its interests in the Master Fund pursuant to a tender offer by the Master Fund, the Offer may, under certain circumstances, only be extended in conjunction with an identical extension of the simultaneous tender offer conducted by the Master Fund.

4.

AMOUNT OF TENDER.

Subject to the limitations set out below, a Member may tender its entire Interest or a portion of its Interest.  If a Member tenders a portion of its Interests in an amount that would cause the Member’s capital account balance to fall below the required minimum account balance of at least $25,000, the Fund reserves the right to reduce the portion of Interests to be purchased from the Member so that the required minimum balance is maintained or to repurchase all of such Member’s Interests.

If the amount of Interests that are properly tendered pursuant to the Offer and not withdrawn pursuant to Section 6 below is less than or equal to $876,941.03 of the net assets of the Fund (or such greater amount as the Fund may elect to purchase pursuant to the Offer), the Fund will, on the terms and subject to the conditions of the Offer (including a pro rata reduction in the number of tendered Interests which will be accepted by the Fund in the event that the Master Fund correspondingly accepts its tendered interests on a pro rata basis, as described below), purchase all of the Interests so tendered unless the Fund elects to cancel or amend the Offer, or postpone acceptance of tenders made pursuant to the Offer, as provided in Section 8 below.  If Interests in excess of $876,941.03 of the net assets of the Fund are duly tendered to the Fund prior to the Notice Due Date and not withdrawn prior to the Notice Due Date pursuant to Section 6 below, the Fund will in its sole discretion either (a) accept the additional Interests permitted to be accepted pursuant to Rule 13e-4 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”); (b) extend the Offer, if necessary, and increase the amount of Interests that the Fund is offering to purchase to an amount it believes sufficient to accommodate the excess Interests tendered as well as any Interests tendered during the extended Offer; or (c) accept Interests tendered prior to the Notice Due Date and not withdrawn prior to the Notice Due Date for payment on a pro rata basis based on the aggregate net asset value of tendered Interests.  The Offer may be extended, amended or canceled in other circumstances described in Section 8 below.  As described above, the Offer may only be extended in conjunction with an identical extension of the simultaneous tender offer conducted by the Master Fund, and additional Interests may only be accepted in conjunction with an identical increase in the amount of the simultaneous Master Fund tender offer.  The Master Fund may accept  tendered interests on a pro rata basis based on the aggregate net asset value of such tendered interests, in which case only a portion of Master Fund interests tendered by the Fund may be repurchased.  In this case, the Fund will correspondingly accept Interests tendered on or before the Notice Due Date and not withdrawn prior to the Notice Due Date on a pro rata basis.

5.

PROCEDURE FOR TENDERS.

Members wishing to tender Interests pursuant to this Offer to Purchase should send or deliver by  September 25, 2008 (or, if the Offer is extended, by any later Notice Due Date) a completed and executed Letter of Transmittal to PNC, to the attention of the Tender Offer Administrator, at the address set out on the first page of the Letter of Transmittal, or fax a completed and executed Letter of Transmittal to PNC, also to the attention of the Tender Offer Administrator, at the fax number set out on the first page of the Letter of Transmittal.  The completed and executed Letter of Transmittal must be received by PNC, either by mail or by fax, no later than 12:00 midnight, Eastern Time, on September 25, 2008 (or, if the Offer is extended, no later than any later Notice Due Date). The information required to be submitted to tender Interests, or to withdraw a tender of Interests, may be s ubmitted electronically by Members who hold an account at Wells Fargo Bank and initially subscribed to the Fund via a batched or grouped electronic submission.  All tenders and withdrawals of Interests, whether submitted by mail, fax or in electronic form, will be treated equally and will be subject to all of the terms and conditions described herein.

The Fund recommends that all documents be submitted to PNC via certified mail, return receipt requested, or by facsimile transmission.  A Member choosing to fax a Letter of Transmittal to PNC must also send or deliver the original completed and executed Letter of Transmittal to PNC promptly thereafter.  Members wishing to confirm receipt of a Letter of Transmittal may contact PNC at the address or telephone number set out on the first page of the Letter of Transmittal.  The method of delivery of any documents is at the election and complete risk of the Member tendering an Interest, including, but not limited to, the failure of PNC to receive any Letter of Transmittal or other document submitted by facsimile transmission.  All questions as to the validity, form, eligibility (including time of receipt) and acceptance of tenders will be determined by the Fund, in its sole discr etion, and such determination will be final and binding.  The Fund reserves the absolute right to reject any or all tenders determined by it not to be in appropriate form or the acceptance of or payment for which would, in the opinion of counsel for the Fund, be unlawful.  The Fund also reserves the absolute right to waive any of the conditions of the Offer or any defect in any tender with respect to any particular Interest or any particular Member, and the Fund’s interpretation of the terms and conditions of the Offer will be final and binding.  Unless waived, any defects or irregularities in connection with tenders must be cured within such time as the Fund will determine.  Tenders will not be deemed to have been made until the defects or irregularities have been cured or waived.  None of the Fund, the Investment Adviser or the Board of Managers will be obligated to give notice of any defects or irregularities in tenders, nor will any of them incur any liability for failure to give such notice.

6.

WITHDRAWAL RIGHTS.

Until the Notice Due Date, Members have the right to change their minds and withdraw any tenders of their Interests.  Interests withdrawn may be re-tendered, however, provided that such tenders are made before the Notice Date by following the tender procedures described in Section 5.  Pursuant to Rule 13e-4 of the Exchange Act, if the Fund has not yet accepted a Member’s tender of an Interest on or prior to October 23, 2008 (i.e., the date 40 business days from the commencement of the Offer), a Member will also have the right to withdraw its tender of its Interest after such date.  To be effective, any notice of withdrawal must be timely received by PNC at the address or fax number set out on the first page of the Letter of Transmittal.  All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Fund, in its so le discretion, and such determination will be final and binding.  A tender of Interests properly withdrawn will not thereafter be deemed to be tendered for purposes of the Offer.  To request a form of withdrawal notice, please contact the Fund, the contact information for which can be found in Section 9 below.

7.

PURCHASES AND PAYMENT.

For purposes of the Offer, the Fund will be deemed to have accepted Interests that are tendered if and when it gives written notice to the tendering Member of its election to purchase such Interest.  As stated in Section 3 above, the amount offered for the Interests tendered by Members will be the net asset value thereof as of October 31, 2008, or, if the Offer is extended, as of any later Valuation Date.  The net asset value will be determined after all allocations to capital accounts of the Members required to be made by the LLC Agreement have been made.  The Fund will not pay interest on the purchase amount.

Each Member that tenders Interests that are accepted for purchase will receive payment (the “Payment”) in an amount equal to 100% of the estimated unaudited net asset value of the Interests tendered and accepted for purchase by the Fund, determined as of the Valuation Date.  The Payment will be made approximately, but no earlier than, thirty (30) days after the Valuation Date.  For Members tendering only a portion of their Interests and who are existing Members at the time the Fund’s accountants complete the Fund’s next annual audit, any final adjustments to the to the value of Fund Interests will be reflected in the audited net asset value of all Fund Interests.  It is anticipated that the annual audit of the Fund’s financial statements will be completed no later than 60 days after the fiscal year-end of the Fund.

The Payment will be transmitted to the Member by PNC on behalf of the tendering Member.  Any Cash Payment due will be made by wire transfer directly to the tendering Member to an account designated by the Member in the Letter of Transmittal.

A Member who tenders for repurchase only a portion of the Member's Interests is required to maintain a capital account balance of at least $25,000.  If a Member tenders a portion of the Member's Interests and the repurchase of that portion would cause the Member's capital account balance to fall below this required minimum, the Fund reserves the right to reduce the portion of Interests to be purchased from the Member so that the required minimum balance is maintained or to repurchase all of such Member’s Interests.

The Fund will make payment for Interests it purchases pursuant to the Offer in the form of cash distributions equal to the value of the Interests repurchased; however, in the sole discretion of the Board of Managers, the proceeds of repurchases may be paid by the in-kind distribution of securities held by the Fund, or partly in cash and partly in-kind.  The Fund may find it necessary to liquidate a portion of its interests in its Master Fund.  Because interests in a Master Fund may not be transferred, the Fund may withdraw a portion of its interests in such Master Fund only pursuant to a simultaneous tender offer by the Master Fund.  None of the Fund, the Board of Managers, or the Investment Adviser have determined at this time to borrow funds to purchase Interests tendered in connection with the Offer.  However, depending on the dollar amount of Interests tendered and preva iling general economic and market conditions, the Master Fund, in its sole discretion, may decide to fund any portion of the amount offered for the purchase of its interests pursuant to a simultaneous tender offer, subject to compliance with applicable law, through borrowings.  If the Master Fund funds any portion of the purchase amount in that manner, it will deposit assets in a special custody account with its custodian, PFPC Trust Company, to serve as collateral for any amounts so borrowed, and if the Master Fund were to fail to repay any such amounts, the lender would be entitled to satisfy the Fund’s obligations from the collateral deposited in the special custody account.  The Fund expects that the repayment of any amounts so borrowed will be financed from additional funds contributed to the Master Fund by existing and/or new Members or from withdrawals of its capital from the investment funds in which it invests.

Although the Fund has retained the option to pay all or a portion of the purchase amount by distributing in-kind distributions, the purchase amount will most likely be paid entirely in cash, except in the unlikely event that the Investment Adviser determines that the distribution of securities is necessary to avoid or mitigate any material adverse effect of the Offer on the Fund or on the Members not tendering their Interests.  There are costs and risks associated with the receipt of in-kind distributions in exchange for a Member’s Interest.  For example, a Member may incur brokerage charges and other selling expenses when it sells its in-kind distributions, and the proceeds of any such sale of securities may be less than the cash value of a Member’s Interest as of the Valuation Date.  In the event any payment for the Interest tendered hereby is in the form of in-kind dis tributions, an arrangement for delivery of such securities will be made by the Investment Adviser and notified to the Member.

8.

CERTAIN CONDITIONS OF THE OFFER.

In the absolute discretion of the Board of Managers, the Fund reserves the right, at any time and from time to time, to extend the period of time during which the Offer is pending by notifying Members of such extension.  In the event that the Fund elects to extend the tender period, the net asset value of the Interests tendered for purchase may be determined as of a later Valuation Date.  During any such extension, all Interests previously tendered and not withdrawn will remain subject to the Offer.  The Fund also reserves the right at any time and from time to time up to and including acceptance of tenders pursuant to the Offer:  (a) to cancel the Offer in the circumstances set out in the following paragraph and in the event of such cancellation not to purchase or pay for any Interests tendered pursuant to the Offer; (b) to amend the Offer; or (c) to postpone the acceptance of Interests.  If the Fund determines to amend the Offer or to postpone the acceptance of Interests tendered, it will, to the extent necessary, extend the period of time during which the Offer is open as provided above and will promptly notify Members.  As described above, the Offer may, under certain circumstances, only be extended in conjunction with an identical extension of the simultaneous tender offer conducted by the Master Fund.

The Fund may cancel the Offer, amend the Offer or postpone the acceptance of tenders made pursuant to the Offer if:  (a) the Fund would not be able to liquidate portfolio securities in a manner that is orderly and consistent with the Fund’s investment objectives and policies in order to purchase Interests tendered pursuant to the Offer; (b) there is, in the judgment of the Board of Managers, any (i) legal action or proceeding instituted or threatened challenging the Offer or otherwise materially adversely affecting the Fund, (ii) declaration of a banking moratorium by federal or state authorities or any suspension of payment by banks in the United States or New York State that is material to the Fund, (iii) limitation imposed by federal or state authorities on the extension of credit by lending institutions, (iv) suspension of trading on any organized exchange or over-the-counter market where the Fund has a material investment, (v) commencement of war, armed hostilities or other international or national calamity directly or indirectly involving the United States that is material to the Fund, (vi) material decrease in the net asset value of the Fund from the net asset value of the Fund as of the commencement of the Offer, or (vii) other event or condition that would have a material adverse effect on the Fund or its Members if Interests tendered pursuant to the Offer were purchased; (c) the Board of Managers determines that it is not in the best interest of the Fund to purchase Interests pursuant to the Offer; or (d) for any other periods that the SEC permits by order for the protection of Members.

9.

CERTAIN INFORMATION ABOUT THE FUND.

The Fund is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as a closed-end, non-diversified, management investment company.  It is organized as a Delaware limited liability company.  Subscriptions for Interests of the Fund were first accepted for investment as of August 1, 2008.  The Fund seeks to achieve its investment objective by investing substantially all of its assets in the Master Fund.  The principal office of the Fund is c/o 333 Market Street, 29th Floor, San Francisco, CA 94105 and the telephone number is (415) 371-4000.  Interests are not traded on any established trading market and are subject to strict restrictions on transferability pursuant to the LLC Agreement.

None of the Fund, the Investment Adviser or the Board of Managers has any plans or proposals that relate to or would result in: (1) an extraordinary transaction, such as a merger, reorganization or liquidation, involving the Fund; (2) any purchase, sale or transfer of a material amount of assets of the Fund; (3) any material change in the present distribution policy or indebtedness or capitalization of the Fund; (4) any change in the present Board of Managers or in the management of the Fund including, but not limited to, any plans or proposals to change the number or the term of members of the Board of Managers, or to fill any existing vacancy on the Board of Managers or to change any material term of the employment contract of any executive officer; (5) any other material change in the Fund’s corporate structure or business, including any plans or proposals to make any changes in its inves tment policies, for which a vote would be required by Section 13 of the 1940 Act; (6) the acquisition by any person of additional Interests (other than the Fund’s intention to accept subscriptions for Interests on the first day of each month and from time to time in the discretion of the Investment Adviser), or the disposition of Interests (other than through periodic purchase offers, including the Offer); or (7) any changes in the LLC Agreement or other governing instruments or other actions that could impede the acquisition of control of the Fund.

There have been no transactions involving Interests that were affected during the past 60 days by the Fund, the Investment Adviser, any member of the Board of Managers or any person controlling the Fund or the Investment Adviser.

10.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES.

The following discussion is a general summary of the federal income tax consequences of the purchase of Interests by the Fund for cash pursuant to the Offer.  Members should consult their own tax advisors for a complete description of the tax consequences to them of a purchase of their Interests by the Fund pursuant to the Offer.

In general, a Member from which an Interest is purchased by the Fund will be treated as receiving a distribution from the Fund.  Such Member generally will not recognize income or gain as a result of the purchase, except to the extent (if any) that the amount of consideration received by the Member exceeds such Member’s then adjusted tax basis in such Member’s Interest.  A Member’s basis in such Member’s Interest will be reduced (but not below zero) by the amount of consideration received by the Member from the Fund in connection with the purchase of such Interest.  A Member’s basis in such Member’s Interest will be adjusted for income, gain or loss allocated (for tax purposes) to such Member for periods prior to the purchase of such Interest.  Cash distributed to a Member in excess of the adjusted tax basis of such Member’s Interest is tax able as capital gain or ordinary income, depending on the circumstances.  If the Fund purchases a Member’s entire Interest, the Member may recognize a loss, but only to the extent that the amount of consideration received from the Fund is less than the Member’s then adjusted tax basis in such Member’s Interest.

11.

MISCELLANEOUS.

The Offer is not being made to, nor will tenders be accepted from, Members in any jurisdiction in which the Offer or its acceptance would not comply with the securities or other laws of such jurisdiction.  The Fund is not aware of any jurisdiction in which the Offer or tenders pursuant thereto would not be in compliance with the laws of such jurisdiction.  However, the Fund reserves the right to exclude Members from the Offer in any jurisdiction in which it is asserted that the Offer cannot lawfully be made.  The Fund believes such exclusion is permissible under applicable laws and regulations, provided the Fund makes a good faith effort to comply with any state law deemed applicable to the Offer.

The Fund has filed an Issuer Tender Offer Statement on Schedule TO with the SEC, which includes certain information relating to the Offer.  A free copy of such statement may be obtained by contacting PNC at the address and telephone number set out on the first page of the Letter of Transmittal or from the SEC’s internet web site, http://www.sec.gov.  A copy may be inspected and copied at, and, for a fee, may be obtained by mail from, the public reference office of the SEC at 100 F Street, NE, Washington, DC 20549.